UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2011

MYR GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	1-08325	36-3158643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Continental Towers 1701 Golf Road, Suite 3-1012 Rolling Meadows, IL	60008-4210
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code:  (847) 290-1891

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, 2011, MYR Group Inc. (the “Company”) issued a press release announcing it entered into a $175.0 million secured credit facility (the “Credit Agreement”) with a syndicate of banks and financial institutions led by JPMorgan Chase Bank, N.A. and Bank of America, N.A. The Credit Agreement replaces the Company’s existing $125.0 million five-year credit agreement (the “Existing Credit Agreement”), dated as of August 31, 2007, which included a $75.0 million revolving credit facility and a $50.0 million term loan facility, and which was terminated on December 21, 2011.

The Credit Agreement will mature on December 21, 2016, provided that the Company may request that the lenders extend their commitments for successive one-year periods. The entire facility is available for revolving loans and the issuance of letters of credit and up to $25.0 million of the facility is available for swingline loans. The Company has the option to increase the commitments under the Credit Agreement or enter into incremental term loans, subject to the conditions specified therein, by up to an additional $75 million upon receipt of additional commitments from new or existing lenders. Borrowings under the Credit Agreement may be used for the Company’s general corporate purposes.

As of December 21, 2011, the Company had drawn $10.0 million in revolving loans under the Credit Agreement, which were used to repay outstanding indebtedness under the Existing Credit Agreement, and $17.2 million of letters of credit were outstanding under the Credit Agreement, leaving $147.8 million available.

Revolving loans under the Credit Agreement bear interest, at the Company’s option, at either:

(i)

The ABR Rate, which is the greatest of the Prime Rate, the Federal Funds Effective Rate plus 0.50% or the adjusted LIBO Rate plus 1.00%, plus in each case an applicable margin ranging from 0.00% to 1.00%; or

(ii)	Adjusted LIBO plus an applicable margin ranging from 1.00% to 2.00%.

The applicable margin is determined based on the Company’s Leverage Ratio, defined in the Credit Agreement as the ratio of the Company’s total funded debt to Consolidated EBITDA (as defined in the Credit Agreement) for the immediately preceding four fiscal quarters. Letters of credit issued under the Credit Agreement are subject to a letter of credit fee of 1.00% to 2.00%, based on the Company’s Leverage Ratio and a fronting fee of 0.125%. Swingline loans will bear interest at the ABR Rate.

The Company and its subsidiaries party to the Credit Agreement entered into a Pledge and Security Agreement (the “Security Agreement”) in connection with the Credit Agreement. Subject to certain exceptions, the Credit Agreement is secured by substantially all of the assets of the Company and its subsidiaries and by a pledge of all of the capital stock of the Company’s subsidiaries. The Company’s subsidiaries also guarantee the repayment of all amounts due under the Credit Agreement.

The Credit Agreement requires that the Company maintain (i) a maximum Leverage Ratio, measured on a trailing four-quarter basis, of no more than 3.0 to 1.0 as of the last day of each fiscal quarter, and (ii) a consolidated interest coverage ratio of at least 3.0 to 1.0. The Credit Agreement also contains a number of covenants including limitations on asset sales, investments, indebtedness and liens. The Credit Agreement provides for customary events of default.

J P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which acted as joint lead arrangers and as joint bookrunners for the Credit Agreement, and certain of the lenders and their respective affiliates have from time to time in the past provided financial services, including cash management, investment banking and trust services to the Company and its subsidiaries for which they have received customary fees.

The Company’s press release announcing entry into the Credit Agreement is attached hereto as Exhibit 99.1. The foregoing descriptions of the Credit Agreement, Security Agreement and Guaranty are qualified in their entirety by reference to the complete terms and conditions of the Credit Agreement, Security Agreement and Guaranty, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are being filed with the current report on Form 8-K.

10.1	Credit Agreement, dated December 21, 2011
10.2	Pledge and Security Agreement, dated December 21, 2011
10.3	Guaranty, dated December 21, 2011
99.1	MYR Group Inc. Press Release, dated December 21, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYR GROUP INC.

Dated: December 23, 2011	By:	/s/ Marco A. Martinez

		Name:	Marco A. Martinez
		Title:	Vice President, Chief Financial Officer and Treasurer